FOR IMMEDIATE RELEASE

Papa Murphy’s Holdings, Inc. Announces Third Quarter 2014 Financial Results
- U.S. System-wide Comparable Store Sales Increase 4.6% -
- Company-owned Comparable Store Sales Increase 8.4% -

Vancouver, WA, November 13, 2014 (Globe Newswire) - Papa Murphy’s Holdings, Inc. (NASDAQ: FRSH) today announced financial results for its third quarter ended September 29, 2014.

Key financial highlights for the third quarter of 2014 include:

•	Total revenue increased 15.9% to $22.2 million.

•	Domestic system comparable store sales increased 4.6%, including an increase of 8.4% at company-owned stores and an increase of 4.4% for domestic franchisee-owned stores.

•
Reported net loss was $788,000, and included a $2.1 million after-tax charge related to the refinancing of the Company’s credit facility, which reduces go-forward annual interest expense by approximately $2.25 million.  Reported net loss was $395,000 in the third quarter of 2013.

•	Pro forma net income (1) was $1.32 million, or $0.08 per diluted share, compared to a loss of $85,000, or $(0.01) per diluted share in the third quarter of 2013.

•	Adjusted EBITDA(1) was $5.6 million compared to $5.4 million in the third quarter of 2013.

•	16 new Papa Murphy’s stores opened system-wide, including 13 domestic franchise openings.
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(1)
Pro forma net income and Adjusted EBITDA are non-GAAP measures. For reconciliations of Adjusted EBITDA and pro forma net income to GAAP net income and discussions of why we consider Adjusted EBITDA and pro forma net income to be useful measures, see the financial tables accompanying this release and the paragraph below entitled “Non-GAAP Financial Measures.”

Ken Calwell, President and Chief Executive Officer of Papa Murphy’s Holdings, Inc., stated, “We maintained our momentum with strong third quarter results, which included our 15th consecutive quarter of comparable store sales growth. We continue to build upon the success of innovative product launches and strategic operational initiatives to build sustainable layers of organic sales growth and improve our execution, which in turn should enhance our store level profitability. During the third quarter, we also completed a refinancing of our credit facility that enhances our financial flexibility, while lowering our cost to borrow and current cash interest expense.”
Calwell concluded, “We exited the quarter with solid momentum and have an exciting new product pipeline positioned for the balance of this year and into next year, including the recent launch of our new Gourmet Delites and Thick ‘N’ Cheesy Home Baked Bread, as well as a new gluten-free pizza line.”

New Credit Facility Agreement

During the third quarter, the Company closed on a new $132.0 million senior secured credit facility. The new five-year facility consists of a $112.0 million term loan and a $20.0 million revolving credit facility, replacing the Company's prior $122.0 million senior secured credit facility, which consisted of a $112.0 million term loan and a $10.0 million revolving credit facility. As of the end of the Company's fiscal third quarter, the balance outstanding under the new credit facility was $112.0 million. Based on current market conditions, the refinancing represents a 200 basis point reduction in borrowing costs and is expected to reduce annual cash interest expense by approximately $2.25 million per year and benefit on-going annual earnings per share in the range of $0.09-$0.10, on a fully-diluted basis.

Franchise Acquisition

The Company acquired nine Papa Murphy’s stores in Minneapolis, MN during the third quarter for approximately $3.5 million. The Company completed the acquisition of the locations from a single franchisee, bringing the company-owned store count to 24 units in the Minneapolis market. At the end of the third quarter, Papa Murphy’s and its franchisees operated 79 stores in the Minneapolis market.
The transaction, which is not expected to impact reported earnings in the near-term, is expected to contribute approximately $560,000 of EBITDA(2) annually, and would be accretive to Papa Murphy’s earnings per share by approximately $0.01 to $0.02 on an annual basis before considering the amortization of re-acquired franchise rights.
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(2)
EBITDA is a non-GAAP measure. For a reconciliation of EBITDA to GAAP net income and a discussion of why we consider EBITDA to be a useful measure, see the financial tables accompanying this release and the paragraph below entitled “Non-GAAP Financial Measures”.

Key Operating Metrics

	Three Months Ended
	September 29, 2014	September 30, 2013
Domestic comparable store sales growth
Franchised stores	4.4%	2.9%
Company-owned stores	8.4%	6.0%
System-wide	4.6%	3.0%

System-wide sales ($'s in 000s)	$194,033	$179,301

Adjusted EBITDA ($'s in 000s)	$5,633	$5,411

Store Count
Franchised	1,361	1,312
Company-owned	76	68
System-wide	1,437	1,380

We evaluate the performance of our business using a variety of operating and performance metrics. Below is a description of our key operating metrics:

Average Weekly Sales consists of the average weekly sales of domestic franchised and company-owned stores over a specified period of time and is calculated by dividing the total net sales of our domestic system-wide stores for the relevant time period by the number of weeks these same stores were open in the time period.

Comparable Store Sales represents the change in year-over-year sales for domestic comparable stores. A comparable store is a store that has been open for at least 52 full weeks from the comparable date (the Tuesday following the opening date). As of the end of the third quarter of 2014 and 2013, there were 1,315 and 1,268 domestic comparable stores, respectively.

System-wide Sales include net sales by all of our system-wide stores.

Adjusted EBITDA is defined as net income (loss) before interest expense, provision for (benefit from) income taxes and depreciation and amortization, with further adjustments to reflect the additions and eliminations of various income statement items including non-cash charges, income and expenses that we consider not indicative of ongoing operations and various other adjustments. For a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, see the financial tables accompanying this release.

2014 Financial Outlook

Based on current information, Papa Murphy’s Holdings, Inc. is providing the following full-year guidance for fiscal year 2014, which ends on December 29, 2014:

•	Increasing domestic comparable store sales growth to at least 3.0%, from prior guidance of at least 2.0%.

•	Total system-wide sales of at least $830 million.

•	At least 105 new domestic franchise store openings.

Conference Call

Papa Murphy’s Holdings, Inc. will host a conference call to discuss the third quarter financial results on Thursday, November 13, 2014 at 5:00 p.m. Eastern Time.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13593347. The replay will be available until Thursday, November 20, 2014. The conference call will also be webcast live from the Company's corporate website at investors.papamurphys.com, under the "Events & Presentations" page. An archive of the webcast will be available at this location shortly after the call has concluded.

About Papa Murphy’s
Papa Murphy's is a franchisor and operator of the largest Take 'N' Bake pizza chain in the United States, selling uncooked pizzas that customers bake at home. The Company was founded in 1981 and currently operates over 1,400 franchised and company-owned fresh pizza stores in 38 states, Canada and United Arab

Emirates. Papa Murphy's core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the Company offers a growing menu of grab 'n' go items, including salads, sides and desserts. For more information, visit www.papamurphys.com.

Forward-looking Statements
This news release, as well as other information provided from time to time by Papa Murphy's Holdings, Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward looking statements. Forward-looking statements give the Company's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "guidance," "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Forward-looking statements in this press release include statements relating to the Company’s projected sales growth, projected new store openings, new products and partnerships, future financial or operational results, productivity, financial flexibility and cost of capital.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although the Company believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in the Company’s Registration Statement on Form S-1, as amended, (File No: 333-194488) as supplemented by the risk factors included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2014 (each of which can be found at the SEC’s website www.sec.gov) and each such risk factor is specifically incorporated into this press release. Should one or more of these risks or uncertainties materialize, the Company's actual results may vary in material respects from those projected in any forward-looking statements.

Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures
To supplement its financial information presented in accordance with generally accepted accounting principles (GAAP), the Company is also providing with this press release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and pro forma net income. EBITDA, Adjusted EBITDA and pro forma net income are not derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to each of EBITDA, Adjusted EBITDA and pro forma net income). The Company’s management believes that EBITDA and Adjusted EBITDA are helpful as indicators of the current financial performance of the Company because EBITDA and Adjusted EBITDA reflect the additions and eliminations of various income statement items that management does not consider indicative of ongoing operating results. Management believes that pro forma net income is also helpful as an indicator of the current financial performance of the Company because it adjusts net income to reflect the Company’s performance as if the Company’s initial public offering, and subsequent repayment of a portion of its long-term debt, had occurred at the beginning of the period. We have provided reconciliations of

EBITDA, Adjusted EBITDA and pro forma net income to GAAP net income in the financial tables accompanying this release.

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands of dollars, except share and per share data)
(Unaudited)

	Three Months Ended
	September 29, 2014	September 30, 2013
REVENUES
Franchise royalties	$8,965	$8,404
Franchise and development fees	1,088	1,359
Company-owned store sales	11,626	9,345
Lease and other	490	21
Total revenues	22,169	19,129

COSTS AND EXPENSES
Store operating costs (exclusive of depreciation and amortization shown separately below):
Cost of food and packaging	4,667	3,469
Compensation and benefits	3,000	2,582
Advertising	1,286	936
Occupancy	715	607
Other store operating costs	1,069	943

Selling, general, and administrative	5,915	6,238
Depreciation and amortization	2,007	1,797
(Gain) loss on disposal or impairment of property and equipment	(15)	648
Total costs and expenses	18,644	17,220

OPERATING INCOME	3,525	1,909

Interest expense	1,539	2,475
Interest income	(14)	(21)
Loss on early retirement of debt	3,428	—
Other expense, net	63	18
LOSS BEFORE INCOME TAXES	(1,491)	(563)

Benefit from income taxes	(703)	(168)
NET LOSS	(788)	(395)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	—	—
TOTAL COMPREHENSIVE LOSS	$(788)	$(395)

Loss per share of common stock
Basic	$(0.05)	$(0.52)
Diluted	$(0.05)	$(0.52)
Weighted average common stock outstanding
Basic	16,584,724	3,881,199
Diluted	16,584,724	3,881,199

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Selected Balance Sheet Data
(In thousands of dollars)
(Unaudited)

	September 29, 2014	December 30, 2013
Cash and cash equivalents	$597	$3,705
Total current assets	13,106	16,377
Total assets	260,638	264,502
Total current liabilities	16,019	17,965
Long-term debt, net of current portion	112,900	168,330
Total Papa Murphy’s Holdings Inc. shareholders’ equity	88,315	33,925

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(In thousands of dollars)

	Three Months Ended
	September 29, 2014	September 30, 2013
Net loss as reported	$(788)	$(395)
Depreciation and amortization	2,007	1,797
Income tax benefit	(703)	(168)
Interest expense, net	1,525	2,455
EBITDA	2,041	3,689
Loss on disposal or impairment of property and equipment (a)	(15)	648
Management transition and restructuring costs (b)	(29)	338
Expenses not indicative of future operations (c)	—	434
Management fees and related expenses (d)	—	135
Transaction costs (e)	10	14
New store pre-opening expenses (f)	—	—
Non-cash expenses and non-income based state taxes (g)	198	174
Loss (gain) on settlement of liabilities	3,428	(21)
Adjusted EBITDA	$5,633	$5,411

Adjusted EBITDA margin (1)	25.4%	28.3%

(1)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenues.

(a)	Represents non-cash losses resulting from disposal or impairment of property and equipment, including divested company stores.

(b)	Represents non-recurring management transition and restructuring costs, consisting of recruitment, relocation and other costs in connection with recruiting a new chief financial officer.

(c)	Represents non-recurring advisory expenses.

(d)
Represents the elimination of management fees and related costs paid to Lee Equity Partners, LLC and its affiliates (the "Sponsor") for advisory services provided pursuant to an advisory services and monitoring agreement.

(e)	Represents transaction costs relating to acquisitions and divestitures.

(f)
Represents expenses directly associated with the opening of new stores and incurred prior to the opening of new stores, including wages, benefits, travel for the training of opening teams and other store operating costs.

(g)
Represents (i) non-cash expenses related to equity-based compensation; (ii) non-cash expenses related to the difference between GAAP and cash rent expense; (iii) non-cash expenses related to the fair valuation of certain common stock and Series A Preferred Stock subject to put options; and (iv) state revenue taxes levied in lieu of an income tax.

(h)	Represents losses resulting from the refinancing of long-term debt and gains from settlement of asset retirement obligations.

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Loss to Pro Forma Net Income
(In thousands of dollars, except share and per share data)

	Three Months Ended
	September 29, 2014	September 30, 2013
Net loss as reported	$(788)	$(395)
Management fees and expenses (1)	—	135
Loss on early retirement of debt (2)	3,428	—
Reduction in interest expense based on reduced debt balance (3)	—	773
Incremental public costs (4)	—	(466)
Income tax expense on adjustments (5)	(1,320)	(132)
Pro forma net (loss) income	$1,320	$(85)

Net (loss) income per share - pro forma:
Basic - pro forma	$0.08	$(0.01)
Diluted - pro forma	$0.08	$(0.01)

Weighted-average shares outstanding - pro forma:
Basic - pro forma (6)	16,584,724	16,626,357
Diluted - pro forma (6)	16,712,234	16,626,357

(1)	Represents the elimination of management fees and related costs paid to the Sponsor for advisory services provided pursuant to an advisory services and monitoring agreement.

(2)
Represents the elimination of the loss on early retirement of debt related to the write-off of deferred financing costs and prepayment penalties upon completion of a refinancing of our outstanding long-term debt on August 28, 2014.

(3)
Represents the lower interest expense assuming the $55.5 million partial repayment of long-term debt from the net proceeds of our initial public offering ("IPO") occurred as of the beginning of fiscal year 2013. This interest expense calculation also assumes a drop in the interest rate to 5.5% due to the reduction in our total leverage ratio to below 4.25x Adjusted EBITDA as defined in our prior credit facility. The interest adjustment also includes a reduction to the amortization of deferred financing costs consistent with the write-off of deferred financing costs related to the $55.5 million partial repayment of long-term debt, which occurred on May 7, 2014.

(4)	Reflects an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company above historical amounts.

(5)
Reflects the tax expense associated with the adjustments in 1 through 4 above at the normalized tax rate of 38.5% for 2014, which reflects our estimated long-term effective tax rate. The tax for 2013 is at a rate of 29.9% which is the historical effective tax rate for that period.

(6)
Share amounts for 2013 reflect the impact of (i) a conversion of our preferred shares to common stock, (ii) a 1 to 2.2630 common stock split, and (iii) the issuance of 5,833,333 shares of common stock upon the IPO.

Investor Contact:
Fitzhugh Taylor, ICR
fitzhugh.taylor@icrinc.com
877-747-7272

Media Contact:
Jessica Liddell, ICR
jessica.liddell@icrinc.com
203-682-8208